EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

      THIS AGREEMENT is made this 26th day of January, 2009, between Wells Family of Real Estate Funds, an Ohio business trust (the "Trust") and Wells Asset Management, Inc., a Georgia corporation (hereinafter called the "Adviser").

                               W I T N E S S E T H
                               -------------------

      WHEREAS, the Adviser has entered into an Advisory Agreement with the Trust, pursuant to which the Adviser agrees to provide, or arrange for the provision of, investment advisory and management services to the Trust; and

      WHEREAS, the Trust and the Adviser believe that capping the total ordinary operating expenses, excluding taxes, interest, brokerage costs and extraordinary expenses, of shares of the Wells Dow Jones Wilshire Global RESI Index Fund (the "Fund") of the Trust will benefit the Fund and its shareholders;

      NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. EXPENSE WAIVER AND REIMBURSEMENT BY THE ADVISER. The Adviser agrees to waive all or a portion of its management fee and, if necessary, to bear certain other expenses (excluding taxes, interest, brokerage costs and extraordinary expenses) associated with operating the Fund to the extent necessary to limit the Fund's annualized expenses to the annual rate of 1.09%, 1.84%, and 0.84% of the Fund's average daily net assets allocable to its Class A shares, Class C shares and Class I shares, respectively.

2. DURATION AND TERMINATION. Unless extended by agreement of the parties, this Agreement shall be effective for the period from the date of this Agreement until December 31, 2010. This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WELLS FAMILY OF REAL ESTATE FUNDS          WELLS ASSET MANAGEMENT, INC.

By  /s/ Leo F. Wells III                   By  /s/ Leo F. Wells III
    ---------------------------                ----------------------------
Name:   Leo F. Wells III                   Name:   Leo F. Wells III
Title:  President                          Title:  President